 File No. 333-_______, as filed with the Securities and Exchange Commission on
                              December ___, 1996

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        FORM S-8 REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                                 CHEMFIRST INC.
               (Exact name of issuer as specified in its charter)


MISSISSIPPI (State of Incorporation)     64-0679456 (I.R.S. Employer ID Number)

 700 NORTH STREET, JACKSON, MISSISSIPPI                      39202
(Address of Principal Executive Offices)                   (Zip Code)

                  CHEMFIRST INC. 1980 LONG-TERM INCENTIVE PLAN
                  CHEMFIRST INC. 1988 LONG-TERM INCENTIVE PLAN
                  CHEMFIRST INC. 1995 LONG-TERM INCENTIVE PLAN
                           (Full Title of the Plans)

                  JAMES L. MCARTHUR, SECRETARY, CHEMFIRST INC.
                P. O. BOX 1249, JACKSON, MISSISSIPPI 39215-1249
                                 (601) 948-7550
           (Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
                                            Amount to be      Proposed Maximum Offering Proposed Maximum           Amount of
Title of Securities to be Registered        Registered (1)    Price Per Share (2)       Aggregate Offering Price   Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                1,520,422 shares  issuable upon conversion  Not applicable             Not applicable
-----------------------------------------------------------------------------------------------------------------------------------
1987-A Series Convertible Preferred Stock   30,000 shares     issuable upon conversion  Not applicable             Not applicable
-----------------------------------------------------------------------------------------------------------------------------------
1988-A Series Convertible Preferred Stock   66,000 shares     issuable upon conversion  Not applicable             Not applicable
-----------------------------------------------------------------------------------------------------------------------------------
1988-1 Series Convertible Preferred Stock   5,000 shares      issuable upon conversion  Not applicable             Not applicable
-----------------------------------------------------------------------------------------------------------------------------------
1989-A Series Convertible Preferred Stock   16,500 shares     issuable upon conversion  Not applicable             Not applicable
-----------------------------------------------------------------------------------------------------------------------------------
1989-1 Series Convertible Preferred Stock   45,000 shares     issuable upon conversion  Not applicable             Not applicable
-----------------------------------------------------------------------------------------------------------------------------------
1989-2 Series Convertible Preferred Stock   5,000 shares      issuable upon conversion  Not applicable             Not applicable
-----------------------------------------------------------------------------------------------------------------------------------
1990-1 Series Convertible Preferred Stock   52,367 shares     issuable upon conversion  Not applicable             Not applicable
-----------------------------------------------------------------------------------------------------------------------------------
1990-2 Series Convertible Preferred Stock   5,000 shares      issuable upon conversion  Not applicable             Not applicable
-----------------------------------------------------------------------------------------------------------------------------------
1991-1 Series Convertible Preferred Stock   4,000 shares      issuable upon conversion  Not applicable             Not applicable
-----------------------------------------------------------------------------------------------------------------------------------
1991-2 Series Convertible Preferred Stock   5,000 shares      issuable upon conversion  Not applicable             Not applicable
-----------------------------------------------------------------------------------------------------------------------------------
1992-1 Series Convertible Preferred Stock   5,000 shares      issuable upon conversion  Not applicable             Not applicable
-----------------------------------------------------------------------------------------------------------------------------------
1987-A Convertible Subordinated Debentures  $433,125.00       100% of face amount       $433,125.00                131.25
-----------------------------------------------------------------------------------------------------------------------------------
1988-A Convertible Subordinated Debentures  $1,051,875.00     100% of face amount       $1,051,875.00              318.75
-----------------------------------------------------------------------------------------------------------------------------------
1988-1 Convertible Subordinated Debentures  $80,625.00        100% of face amount       $80,625.00                 24.43
-----------------------------------------------------------------------------------------------------------------------------------
1989-A Convertible Subordinated Debentures  $288,750.00       100% of face amount       $288,750.00                87.50
-----------------------------------------------------------------------------------------------------------------------------------
1989-1 Convertible Subordinated Debentures  $787,500.00       100% of face amount       $787,500.00                238.64
-----------------------------------------------------------------------------------------------------------------------------------
1989-2 Convertible Subordinated Debentures  $69,062.50        100% of face amount       $69,062.50                 20.93
-----------------------------------------------------------------------------------------------------------------------------------
1990-1 Convertible Subordinated Debentures  $576,033.00       100% of face amount       $576,033.00                174.56
-----------------------------------------------------------------------------------------------------------------------------------
1990-2 Convertible Subordinated Debentures  $46,875.00        100% of face amount       $46,875.00                 14.20
-----------------------------------------------------------------------------------------------------------------------------------
1991-1 Convertible Subordinated Debentures  $39,250.00        100% of face amount       $39,250.00                 11.89
-----------------------------------------------------------------------------------------------------------------------------------
1991-2 Convertible Subordinated Debentures  $46,562.50        100% of face amount       $46,562.50                 14.11
-----------------------------------------------------------------------------------------------------------------------------------
1992-1 Convertible Subordinated Debentures  $39,062.50        100% of face amount       $39,062.50                 11.84
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Total Fee       $1,048.10

(1)  Subject to anti-dilution increases permitted by Rule 416.
(2) Estimated solely for calculation of the registration fee pursuant to Rule 457(i).

                                    PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Documents by Reference

         The following documents filed with the Commission by ChemFirst Inc. (the "Company") are incorporated herein by reference: (1) the Company's Registration Statement on Form S-1, dated November 18, 1996 (the "S-1 Registration Statement"), and (2) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on December 9, 1996 (which is incorporated by reference to the S-1 Registration Statement). All documents filed hereafter by the Company or the Plan pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering hereunder shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.


ITEM 4.  Description of Securities

                            The 1980 and 1988 Plans:

         See Item 3 for description of Common Stock (including any provision of the Company's Amended and Restated Articles of Incorporation or Bylaws having an effect on a change of control of the Registrant).

                              1980 Plan Debentures

     The Company has been assigned and has assumed all obligations under a total of three series of debentures for issuance pursuant to debenture options under the 1980 Plan, which have been designated as the Company's 1987-A Series Convertible Subordinated Debentures (the "1987-A Series Debentures"), 1988-A Series Convertible Subordinated Debentures (the "1988-A Series Debentures"), and the 1989-A Series Convertible Subordinated Debentures (the "1989-A Series Debentures"). These three debenture series will sometimes be referred to collectively as the "1980 Plan Debentures," and except as otherwise indicated, are subject to the same terms and conditions. They have been created for issuance pursuant to regular debenture options. The Company has authorized the issuance, pursuant to the exercise of debenture options, of an aggregate principal amount of $433,125 of 1987-A Series Debentures, $1,051,875 of 1988-A Series Debentures and $288,750 of 1989-A Series Debentures. Of these amounts, $255,000 of the 1988-A Series and $227,500 of the 1989-A Series has been purchased and is outstanding, but not yet converted.

     The 1987-A Series Debentures are governed by an Indenture dated as of August 10, 1987. The 1988-A Series Debentures are governed by an Indenture dated as of August 30, 1988. The 1989-A Series Debentures are governed by an Indenture dated as of August 22, 1989. These Indentures were amended by Supplemental Indentures dated November 14, 1991 and December 23, 1996. Pursuant to the Supplemental Indentures dated December 23, 1996, the Company assumed the obligations of First Mississippi Corporation (the "Predecessor Corporation") in connection with the Predecessor Corporation's distribution of all of the Common stock of the Company to the shareholders of the Predecessor Corporation (the Spin-off"). The Indentures are all between the Company and Deposit Guaranty National Bank, as Trustee (the "Trustee"), One Deposit Guaranty Plaza, Jackson, Mississippi 39201. The Trustee also serves as a registrar for the Company's Common Stock and engages in commercial banking transactions with the Company in the ordinary course of business.

     The three series of debentures created for issuance pursuant to debenture options under the 1980 Plan have the following maturity dates:

               Debenture Series                   Maturity Date
               ----------------                   -------------
                  1987-A                         August 9, 1997
                  1988-A                         August 29, 1998
                  1989-A                         August 21, 1999

     In certain circumstances described below, the 1980 Plan Debentures may be redeemed prior to their maturity date. The three debenture series will be subordinated generally to the Company's other indebtedness, except that they will rank equally with each other and any other series of debentures created for issuance under the Plans. Interest on the 1980 Plan Debentures will be payable semi-annually on January 1 and July 1 of each year.

     Subject to the conditions described herein, at any time more than six months after the date of grant of the applicable 1980 Plan Debenture Option and prior to the redemption or payment thereof, each 1980 Plan Debenture will be convertible into fully paid and non-assessable shares of the Company's Preferred Stock at a conversion price as set forth in the following table:

                                  Convertible into    Conversion Price
     Debenture Series             Preferred Stock         Per Share
     ----------------             ----------------    ----------------
         1987-A                     1987-A Series         $ 8.9674
         1988-A                     1988-A Series           9.8991
         1989-A                     1989-A Series          10.8696

The Board of Directors is authorized to determine the appropriate adjustments, if any, in the number of shares of Common Stock issuable upon conversion of the Preferred Stock in the event of any reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, including, without limitation, a distribution of the stock of a subsidiary, combination or exchange of shares, repurchase of shares, or any other change of the Company's corporate structure, which in the judgment of the Board of Directors, materially affects the value of the Company's shares. Any such adjustments to the number of shares of Common Stock issuable upon conversion of the Preferred Stock would be subject to any required authorization of additional Common Stock for issuance upon conversion of the Preferred Stock. Each share of the Preferred Stock into which the 1980 Plan Debentures are convertible as described above was initially convertible into one share of Common Stock, is subject to adjustment into 1.61 shares of Common Stock by the Board of Directors of First Mississippi Corporation to reflect the distribution of Getchell Gold Common Stock (formerly, FirstMiss Gold Inc.) in 1995 and is subject to additional adjustment in certain events, including an adjustment due to the economic impact of the Spin-off. The adjustment for the Spin-off will be based on a formula which will be adopted by the Board of Directors of the Company in order to match the initial value of the Common stock issuable upon conversion to the value of the Common stock of FM that would have been issuable had the Spin-off not occurred. See also "Description of Convertible Preferred Stock."


                              1988 Plan Debentures

     The eight series of debentures created for issuance pursuant to debenture options under the 1988 Plan have been designated as the Company's 1988-1 Series Convertible Subordinated Debentures (the "1988-1 Series Debentures"), the Company's 1989-1 Series Convertible Subordinated Debentures (the "1989-1 Series Debentures"), the Company's 1989-2 Series Convertible Subordinated Debentures (the "1989-2 Series Debentures"), the Company's 1990-1 Series Convertible Subordinated Debentures (the "1990-1 Series Debentures"), the Company's 1990-2 Series Convertible Subordinated Debentures (the "1990-2 Series Debentures"), the Company's 1991-1 Series Convertible Subordinated Debentures (the "1991-1 Series Debentures"), the Company's 1991-2 Series Convertible Subordinated Debentures (the "1991-2 Series Debentures"), and the Company's 1992-1 Series Convertible Subordinated Debentures (the "1992-1 Series Debentures"). The 1988-1 Series Debentures, the 1989-1 Series Debentures, the 1989-2 Series Debentures, the 1990-1 Series Debentures, the 1990-2 Series Debentures, the 1991-1 Series Debentures, the 1991-2 Series Debentures, and the 1992-1 Series Debentures are hereinafter referred to collectively as the "1988 Plan Debentures." The Company has authorized the issuance, pursuant to the exercise of debenture options, of an aggregate principal amount of $80,625 of 1988-1 Series Debentures, $787,500 of 1989-1 Series Debentures, $69,062.50 of 1989-2 Series Debentures, $576,033 of 1990-1 Series Debentures, $46,875 of 1990-2 Series Debentures, $39,250 of 1991-1 Series Debentures, $ 46,562.50 of 1991-2 Series Debentures, and $39,062.50 of 1992-1 Series Debentures. Of these amounts, $81,033 of the 1990-1 Series has been purchased and is outstanding, but not yet converted.

     The 1988-1 Series Debentures are governed by an Indenture dated as of November 29, 1988, the 1989-1 Series Debentures are governed by an Indenture dated as of August 22, 1989, the 1989-2 Series Debentures are governed by an Indenture dated as of November 10, 1989, the 1990-1 Series Debentures are governed by an Indenture dated as of August 27, 1990, the 1990-2 Series Debentures are governed by an Indenture dated as of November 9, 1990, the 1991-1 Series

Debentures are governed by an Indenture dated as of August 27, 1991, the 1991-2 Series Debentures are governed by an Indenture dated as of November 15, 1991, and the 1992-1 Series Debentures are governed by an Indenture dated as of November 13, 1992, all between the Company and Deposit Guaranty National Bank, as Trustee (the "Trustee"), One Deposit Guaranty Plaza, Jackson, Mississippi 39201. In addition, the Trustee serves as a registrar for the Company's Common Stock and engages in commercial banking transactions with the Company in the ordinary course of business. The 1988-1 Indenture, 1989-1 Indenture, 1989-2 Indenture, 1990-1 Indenture, 1990-2 Indenture and 1991-1 Indenture were amended by Supplemental Indentures dated November 14, 1991 and December 23, 1996. Pursuant to the Supplemental Indentures dated December 23, 1996, the Company assumed the obligations of First Mississippi Corporation (the "Predecessor Corporation") in connection with the Predecessor Corporation's distribution of all of the Common stock of the Company to the shareholders of the Predecessor Corporation (the Spin-off").


              Debenture Series               Maturity Date
              ----------------               -------------
              1988-1                         November 28, 1998
              1989-1                         August 21, 1999
              1989-2                         November 9, 1999
              1990-1                         August 26, 2000
              1990-2                         November 8, 2000
              1991-1                         August 26, 2001
              1991-2                         November 14, 2001
              1992-1                         November 12, 2002



In certain circumstances described below, the 1988 Plan Debentures may be redeemed prior to their due date. The 1988-1, 1989-1, 1989-2, 1990-1, 1990-2,
1991-1, 1991-2, and 1992-1 Series Debentures will be subordinated generally to the Company's other indebtedness, except that they will rank equally with each other and any other series of debentures created for issuance under the 1988. Interest on the 1988 Plan Debentures will be payable semiannually on January 1 and July 1 of each year.

     Subject to the conditions described herein, at any time more than six months after the date of grant of the applicable 1988 Plan Debenture Option and prior to the redemption or payment thereof, the 1988-1 Series Debentures will be convertible at the Conversion Price of $10.0155 per share into fully paid and non-assessable 1988-1 Series Convertible Preferred Stock, the 1989-1 Series Debentures will be convertible at the Conversion Price of $10.8696 per share into fully paid and non-assessable 1989-1 Series Convertible Preferred Stock, the 1989-2 Series Debentures will be convertible at the Conversion Price of $8.5792 per share into fully paid and non-assessable 1989-2 Series Convertible Preferred Stock, the 1990-1 Series Debentures will be convertible at the Conversion Price of $6.8323 per share into fully paid and non-assessable 1990-1 Series Convertible Preferred Stock, the 1990-2 Series Debentures will be convertible at the Conversion Price of $5.8230 per share into fully paid and non-assessable 1990-2 Series Convertible Preferred Stock, the 1991-1 Series Debentures will be convertible at the Conversion Price of $6.0947 per share into fully paid and non-assessable 1991-1 Series Convertible Preferred Stock, the 1991-2 Series Debentures will be convertible at the Conversion Price of $5.7842 per share into fully paid and non-assessable 1991-2 Series Convertible Preferred Stock, and the 1992-1 Series Debentures will be convertible at the Conversion Price of $4.8525 per share into fully paid and non-assessable 1992-1 Series Convertible Preferred Stock. The Board of Directors is authorized to determine the appropriate adjustments, if any, in the number of shares of Common Stock issuable upon conversion of the Preferred Stock in the event of any reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, including, without limitation, a distribution of the stock of a subsidiary, combination or exchange of shares, repurchase of shares, or any other change of the Company's corporate structure, which in the judgment of the Board of Directors, materially affects the value of the Company's shares. Any such adjustments to the number of shares of Common Stock issuable upon conversion of the Preferred Stock would be subject to any required authorization of additional shares of Common Stock for issuance upon conversion of the Preferred Stock. Each share of the Preferred Stock was initially convertible into one share of Common Stock, is subject to adjustment into 1.61 shares of Common Stock by the Board of Directors of First Mississippi Corporation to reflect the distribution of Getchell Gold Common Stock (formerly, FirstMiss Gold Inc.) in 1995 and is subject to adjustment in certain events, including an adjustment due to the economic impact of the Spin-off. The adjustment for the Spin-off will be based on a formula which will be adopted by the Board of Directors of the Company in order to match the initial value of the Common stock issuable upon conversion to the value of the Common stock of FM that would have been issuable had the Spin-off not occurred. See also "Description of Convertible Preferred Stock."

             Provisions Applicable to Both the 1980 Plan Debentures
                          and the 1988 Plan Debentures

     The 1980 Plan Debentures and the 1988 Plan Debentures are hereinafter referred to collectively as the "Debentures." The following paragraphs discuss provisions applicable to Debentures issued under either Plan. The Debentures will bear interest at a floating rate of 1% less than the rate publicly announced as its prime rate by Deposit Guaranty National Bank in Jackson, Mississippi, but not more than the maximum legal rate permitted under the law. Mississippi usury law permits interest at 15% on Debentures with a principal amount exceeding $2,500 and 10% on Debentures in smaller amounts. Also, a provision of the Mississippi law permits interest on Debentures in any principal amounts at 5% above the Federal Reserve Bank's discount rate (4.75% at December 30, 1994). There is no usury limit on Debentures issued between July 1, 1986 and June 30, 1987 with a principal amount exceeding $125,000. There is no usury limit on Debentures issued between July 1, 1987 and June 30, 1988 with a principal amount exceeding $75,000. There is no usury limit on Debentures issued from and after July 1, 1988 with a principal amount exceeding $25,000. The Company expects that the formula interest rate of the Debentures will remain in compliance with the applicable usury rate, particularly in the case of Debentures in amounts exceeding $2,500, because of the usury ceilings applicable to Deposit Guaranty National Bank in establishing its prime rate. The Company also believes that there is a sound legal basis for not treating the right to convert the Debentures into Common Stock as constituting additional interest for purposes of the Mississippi usury law. Accordingly, the Company intends to treat the conversion right as not being interest subject to the Mississippi usury law.

     A participant generally may not sell, assign, transfer, pledge or otherwise hypothecate a Debenture except by will or intestate succession. With the Company's consent, however, participants may pledge Debentures as security for loans which will provide all or a part of the financing necessary to purchase the Debentures. If a participant makes a permitted pledge of a Debenture, the conversion privilege will not be exercisable during such time as the Debenture is pledged. Upon notice from the participant and the lender to which the Debenture was pledged that the Debenture has been released from the pledge, the conversion privilege will again be exercisable. If a participant sells, assigns, transfers, pledges or otherwise hypothecates a Debenture in a manner not permitted under the Indenture or if a party forecloses on a permitted pledge, the conversion right will permanently cease to exist. Should the conversion right of a Debenture so terminate, the Company has the option, but not the obligation, to prepay that Debenture.

     Debentures may be converted in whole or in part but no partial conversion will be permitted if, following conversion, the remaining principal amount of the Debenture would be less than $1,000. Shares of Series Stock will be issued upon conversion of Debentures in whole shares only. If more than one Debenture of the same series is surrendered for conversion at one time by the same holder, the number of whole shares issuable upon conversion will be computed upon the basis of the aggregate principal amount of such Debentures (or portions thereof specified for conversion) so surrendered. Any fractional interest in a share otherwise deliverable upon conversion will be settled by payment in the form of a check or cash equal to the product obtained by multiplying the applicable Conversion Price per share times such fractional interest.

     The Company may redeem all or any part of the 1987-A, 1988-A, 1989-A, 1989-1, 1990-1, 1991-1 or 1992-1 Series Debentures on any January 1 or July 1 upon mailing a notice of redemption not less than 12 nor more than 18 months prior to the date fixed for such redemption to the holders of the Debentures to be redeemed at their last registered addresses. Except as provided below, if only a part of the 1987-A, 1988-A, 1989-A, 1989-1, 1990-1, 1991-1 or 1992-1
Series Debentures are redeemed, the Company will specify the amount to be redeemed, and the Trustee will select the particular Debentures to be redeemed, using a method the Trustee deems fair and appropriate, which may provide for the selection for redemption of portions of the principal amount of such Debentures. If a holder of a 1987-A, 1988-A, 1989-A, 1989-1, 1990-1, 1991-1 or
1992-1 Series Debenture is not employed by an Eligible Employer, the Company may designate for redemption any of such series of Debentures owned by such person, regardless of whether the Company redeems any other of such series of Debentures at the same time. If the Company calls for redemption the 1987-A, 1988-A, 1989-A, 1989-1, 1990-1, 1991-1 or 1992-1 Series Debentures issued pursuant to the 1988 Plan, the Company may also redeem all of the 1988-1, 1989-2, 1990-2, 1991-2, and 1992-1 Series Debentures held by Outside Directors on any January 1 or July 1 upon mailing a notice of redemption not less than 12 nor more than 18 months prior to the date fixed for such redemption to the holders of the 1988 Plan Debentures to be redeemed at their last registered addresses. Each Debenture is redeemable for its principal amount together with accrued interest to the date fixed for redemption. Purchasers may convert their Debentures at any time prior to the close of business on the redemption date, subject to the limitations on conversion privileges described above. A holder may redeem a Debenture at its principal amount plus accrued interest on any January 1 or July 1 more than one year after issuance of the Debenture.

     In the event that the Company enters into certain merger transactions, becomes a party to a consolidation, or transfers all or substantially all of its assets to another company, a supplemental Indenture will be executed to provide that the holder of each Debenture then outstanding may convert such Debenture into the kind and amount of shares of stock, cash or property receivable upon the merger, consolidation, or transfer by a holder of the number of shares of the applicable series of the Company's Convertible Preferred Stock issuable upon conversion of such Debenture if such shares of Preferred Stock had been outstanding immediately prior to such merger, consolidation or transfer.

     Each Indenture under the 1988 Plan and under the 1980 Plan may be amended to modify the rights of holders of the respective series of Debentures covered thereby or otherwise modify the terms of such Indenture with the consent of the Company, the Trustee and the holders of not less than 66 2/3% in aggregate principal amount of the respective series of Debentures covered thereby, except that the maturity date, the rate and time of payment for interest, the conversion rights and certain other specified terms may not be modified without the consent of all affected holders of the respective series of Debentures covered thereby.

     Each Indenture defines an "Event of Default" as: (a) any default in the payment of interest which continues for 30 days after the due date; (b) any default in the payment of principal when due on the Debentures covered thereby;
(c) failure by the Company to observe or perform any of its other covenants and agreements in the Debentures covered thereby or in such Indenture which continues for 60 days after specific written notice of such failure has been given to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% in principal amount of the Debentures covered thereby;
(d) certain events of default that cause other indebtedness of the Company to be accelerated and which are not cured or otherwise remedied within specified times; and (e) certain events of bankruptcy of the Company. Upon the happening and during the continuance of an Event of Default, the Trustee or the holders of at least 25% in aggregate principal amount of the Debentures covered thereby may declare the principal and accrued interest on all Debentures covered thereby to be due and payable immediately. The holders of a majority in aggregate principal amount of the outstanding Debentures of the series so affected will have the right to direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, but the Trustee, subject to its obligation to exercise such of the rights and powers vested in it by each Indenture and to use the same degree of care and skill in their exercise or use as a prudent man would exercise or use under the circumstances in the conduct of his own affairs, may decline to follow any such direction if the Trustee in good faith determines that the proceedings so directed would involve it in a personal liability or be in conflict with any law or provision of such Indenture. The Company is required by each Indenture to deliver annually to the Trustee a certificate from appropriate officers certifying that, to the best of their knowledge, the Company has satisfied all of its obligations under such Indenture during the preceding fiscal year.

     In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization, or other similar proceedings in connection therewith, relative to the Company or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution, or other winding up of the Company, whether or not involving insolvency or bankruptcy, or in the event that any Debenture is declared due and payable before its expressed maturity for any reason, then the holders of Senior Indebtedness (as defined below) then outstanding shall be entitled to receive payment in full of all such Senior Indebtedness before the holders of the Debentures are entitled to receive any payment on account of principal or interest upon the Debentures.

     No payment of principal or interest will be made on the Debentures during any period that any Senior Indebtedness has matured and has not been paid in full, refunded or replaced by new indebtedness.

     Senior Indebtedness is defined in each Indenture as the principal and unpaid interest on (a) indebtedness for money borrowed (other than the Debentures) for the payment of which the Company is responsible or liable, whether outstanding on the date of execution of such Indenture or thereafter created, incurred, assumed, or guaranteed, unless the instrument creating or evidencing the same or pursuant to which the same is created provides that such indebtedness is not superior in right of payment to the Debentures, and (b) renewals, extensions, and deferrals of any such indebtedness. The Indentures do not contain any limitations on the amount of Senior Indebtedness which may be hereafter incurred by the Company. At December 23, 1996, the Company had outstanding or guaranteed approximately $3,143,097 of indebtedness which would constitute Senior Indebtedness under the Indentures.

     By reason of such subordination, in the event of the Company's insolvency, certain general creditors of the Company may recover more ratably than holders of the Debentures.


                   Description of Convertible Preferred Stock

     The Company is authorized to issue up to 20,000,000 shares of Preferred Stock in one or more series (the "Preferred Stock"), and the Board is authorized to determine the form, class, series and amounts in which the Preferred Stock shall be issued; the price or prices (not less than par) at which such stock shall be sold; the dividend rights, conversion rates, conversion prices, par value, voting privileges, redemption prices, maturity dates, and any other terms and conditions relative to the issuance of the Preferred Stock. Pursuant to this authority, the Board has established the 1987-A, 1988-A, 1988-1, 1989-A, 1989-1, 1989-2, 1990-1, 1990-2, 1991-1, 1991-2,
and 1992-1 Series Convertible Preferred Stock for issuance in connection with the Plans, and has authorized the issuance of up to the following amount of such Preferred Stock upon conversion of the respective Series Debentures:

                  Preferred Stock Series         Number of Shares
                  ----------------------         ----------------
                           1987-A                     30,000
                           1988-A                     66,000
                           1988-1                      5,000
                           1989-A                     16,500
                           1989-1                     45,000
                           1989-2                      5,000
                           1990-1                     52,367
                           1990-2                      5,000
                           1991-1                      4,000
                           1991-2                      5,000
                           1992-1                      5,000

     The 1987-A, 1988-A, 1988-1, 1989-A, 1989-1, 1989-2, 1990-1, 1990-2,
1991-1, 1991-2, and 1992-1 Series Convertible Preferred Stock (sometimes referred to collectively as the "Series Stock") each has a par value of $1.00 per share and is entitled to a quarterly non-cumulative preferential dividend of $.05 per share, payable quarterly. Each share of Series Stock will be convertible immediately into one share of the Company's Common Stock, subject to adjustment in certain events, including an adjustment due to the economic impact of the Spin-off. The adjustment for the Spin-off will be based on a formula which will be adopted by the Board of Directors of the Company in order to match the initial value of the Common stock issuable upon conversion to the value of the Common stock of FM that would have been issuable had the Spin-off not occurred. The Board of Directors is authorized to determine the appropriate adjustments, if any, to the number of shares of the Company's Common Stock issuable upon conversion of the Series Stock in the event of a reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, including, without limitation, a distribution of the stock of a subsidiary, combination or exchange of shares, repurchase of shares, or any other change of the Company's corporate structure, which, in the judgment of the Board of Directors materially affects the value of the Company's shares subsequent to the grant of a regular debenture option or subsequent to the conversion of a stock option into a special debenture option.

     The Company will not issue fractional shares of Common Stock upon conversion of Series Stock. In lieu of such fractions, the Company will pay to the holder of Series Stock requesting conversion an amount in cash equal to the market value of such fraction at the time of such conversion, as determined by the Board.

     Any or all of the Series Stock outstanding at any time may be redeemed at the option of the Company in whole or in part at any time upon not less than 20 nor more than 60 days notice to the record holders at their last addresses as shown in the stock transfer records of the Company. The conversion right with respect to any shares called for redemption will be lost unless exercised no later than the day fixed for redemption. The redemption price per share (the "Redemption Price") for Series Stock will be as follows (plus in each case accrued and unpaid dividends per share on the respective series of stock to the date of redemption):

                                                 Redemption
              Series Stock                       Price Per Share
              ------------                       ---------------
              1987-A                             $ 8.9674
              1988-A                               9.8991
              1988-1                              10.0155
              1989-A                              10.8696
              1989-1                              10.8696
              1989-2                               8.5792
              1990-1                               6.8323
              1990-2                               5.8230
              1991-1                               6.0947
              1991-2                               5.7842
              1992-1                               4.8525


     Under the Mississippi Business Corporation Act, no redemption could be made if the Company were insolvent or would be rendered insolvent by such redemption or if such redemption would reduce the Company's net assets below the aggregate amount payable to holders of shares having prior or equal rights to the Company's assets upon involuntary dissolution.

     Upon any voluntary or involuntary liquidation or dissolution of the Company, the holders of the Series Stock will be entitled to a liquidation preference equal to the Redemption Price for the appropriate series as set forth above, plus any declared but unpaid dividends on the respective series of stock, before any distribution of assets may be made to the holders of Common Stock or other shares junior to the Series Stock. After the holders of the Series Stock have received such amount, they may not participate in any remaining assets and surplus funds of the Company. If the amounts which holders of the Series Stock and any other series of Preferred Stock ranking equally as to distribution of assets are entitled to receive in any voluntary or involuntary liquidation or dissolution are not paid in full, the shares of Series Stock and such other series of Preferred Stock will share ratably in any distribution of assets in accordance with the amounts which would be payable on such distribution if all amounts to which the holders of each such series are entitled are paid in full.

     Additional series of Preferred Stock may be created and shares thereof may be issued by the Company without any approval or action by the holders of the Series Stock being necessary, and such additional series of stock may rank equally with the Series Stock as to distribution of the Company's assets in the event of liquidation or dissolution.

     The holders of shares of Series Stock will not be entitled to vote except in certain circumstances as provided by the Mississippi Business Corporation Act. Holders of Series Stock do not have preemptive rights.

                                   1995 Plan:

     Item 4 is not applicable to the 1995 Plan. See Item 3 for description of Common Stock (including any provision of the Company's Amended and Restated Articles of Incorporation or Bylaws having an effect on a change of control of the Registrant).


ITEM 5.  Interests of Named Experts and Counsel

         Legal matters, other than those relating to tax consequences, in connection with the securities covered by this Registration Statement have been passed upon by J. Steve Chustz, General Counsel of the Company. Mr. Chustz also serves as General Counsel for various subsidiaries of the Company. As of December 11, 1996, Mr. Chustz beneficially owned 32,772 shares of the Company's Common Stock which includes 31,501 shares of the Company's Common Stock which Mr. Chustz has the right to acquire through the exercise of Non-Qualified Stock Options.

         The consolidated financial statements and financial statement schedules of the Company and subsidiaries as of June 30, 1996 and 1995 and for each of the years in the three-year period ended June 30, 1996, which are incorporated herein by reference, have been incorporated herein in reliance upon the reports, also incorporated herein by reference, of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on financial statements of the Company and subsidiaries issued at future dates, and consents to the use of their reports thereon, such financial statements also will be incorporated herein by reference in reliance upon their reports and said authority.

ITEM 6.  Indemnification of Directors and Officers

         Subarticle E of Article 8 of the Mississippi Business Corporation Act ("MBCA") empowers a Mississippi corporation to indemnify against liability an individual who is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, formal or informal (a "Proceeding"), because such person is or was a director. To be eligible for indemnification, the director must have conducted himself in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Liability indemnified against includes the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses incurred with respect to a Proceeding. The MBCA precludes a corporation from indemnifying a director in connection with a Proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other Proceeding charging improper personal benefit to a director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

         Subarticle E further provides that if a director is wholly successful, on the merits or otherwise, in the defense of any Proceeding to which he was a party because he is or was a director, the corporation must indemnify him against reasonable expenses incurred in connection with the Proceeding. Also, a court may order a company to indemnify a director if it determines the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances. Subarticle E also allows corporations to indemnify officers, employees or agents to the same extent as directors, and provides for mandatory or court-ordered indemnification for these persons as described above. Finally, the MBCA allows corporations to purchase and maintain insurance on behalf of directors, officers, employees or agents against liability asserted against or incurred by him in that capacity or arising from his status as such, whether or not the corporation would have the power to indemnify such person against liability under Subarticle E.

         The Company's Bylaws provide for indemnification of Company's officers and directors to the fullest extent allowed by Mississippi law and further permit such indemnification with respect to other employees and agents. The Company entered into indemnification agreements with certain of its officers and its directors. The effect of these agreements is to add to the indemnification rights otherwise granted a contractual right to such indemnification.

         The Company will have directors' and officers' liability insurance which protects each director or officer from certain claims and suits, including shareholder derivative suits, even where the director may be determined to not be entitled to indemnification under the MBCA and claims and suits arising under the Securities Act. The policy may also afford coverage under circumstances where the facts do not justify a finding that the director or officer acted in good faith and in a manner that was in or not opposed to the best interests of the Registrant.

         The foregoing represents a summary of the general effect of the MBCA, the Company's Amended and Restated Articles of Incorporation and Bylaws and directors' and officers' liability insurance coverage for purposes of general description only.

ITEM 7.  Exemption from Registration Claimed

         Not applicable.

ITEM 8.  Exhibits


         4.1 Amended and Restated Articles of Incorporation of the Company are incorporated by reference to Exhibit 3.1 of the Company's S-1 Registration Statement (file number 333-15789).

         4.2   Bylaws of the Company are incorporated by reference to Exhibit
               3.2 of the Company's S-1 Registration Statement (file number 333-15789).

         4.3 Rights Agreement dated as of October 30, 1996, by and between the Company and KeyCorp Shareholder Services, Inc. is incorporated by reference to Exhibit 4 of the Company's S-1 Registration Statement (file number 333-15789).

         4.4   ChemFirst Inc. 1995 Long-Term Incentive Plan.

         4.5   ChemFirst Inc. 1988 Long-Term Incentive Plan.

         4.6   ChemFirst Inc. 1980 Long-Term Incentive Plan.

         4.7 Indentures in the form of that Indenture dated November 14, 1994 have been entered into with regard to all series of Debentures registered under this Registration Statement.

         4.8 Supplemental Indentures in the form of that Supplemental Indenture dated December 23, 1996 were entered into with regard to all series of Debentures registered under this Registration Statement.

         5.1 Opinion of J. Steve Chustz as to legality of securities being registered.

         23.1 Consent of J. Steve Chustz is contained within the opinion of counsel filed as Exhibit 5.1.

         23.2  Consent of KPMG Peat Marwick LLP.

         25.1  Statement of Eligibility of Trustee

ITEM 9.  Undertakings

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi, on December 23, 1996.



                                             CHEMFIRST INC.



                                             BY: /s/ J. Kelley Williams
                                                 -----------------------------
                                                 J. Kelley Williams, President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE          TITLE                              DATE
        ---------          -----                              ----

/s/ J. Kelley Williams     Chairman of the Board              December 23, 1996
-------------------------  of Directors, Chief Executive
J. Kelley Williams         Officer (Principal Executive
                           Officer)


/s/ Thomas G. Tepas        President and                      December 23, 1996
-------------------------  Chief Operating Officer
Thomas G. Tepas

/s/ R. Michael Summerford  Vice President and Chief           December 23, 1996
-------------------------  Financial Officer
R. Michael Summerford      (Principal Financial Officer)


/s/ Troy B. Browning       Controller                         December 23, 1996
-------------------------  (Principal Accounting Officer)
Troy B. Browning

/s/ Richard P. Anderson    Director                           December 23, 1996
-------------------------
Richard P. Anderson

/s/ Paul A. Becker         Director                           December 23, 1996
-------------------------
Paul A. Becker

/s/ James W. Crook         Director                           December 23, 1996
-------------------------
James W. Crook

/s/ Michael J. Ferris      Director                           December 23, 1996
-------------------------
Michael J. Ferris

/s/ James E. Fligg         Director                           December 23, 1996
-------------------------
James E. Fligg

/s/ Robert P. Guyton       Director                           December 23, 1996
-------------------------
Robert P. Guyton

/s/ Charles P. Moreton     Director                           December 23, 1996
-------------------------
Charles P. Moreton

/s/ Paul W. Murrill        Director                           December 23, 1996
-------------------------
Paul W. Murrill

/s/ William A. Percy, II   Director                           December 23, 1996
-------------------------
William A. Percy, II

/s/ Dan F. Smith           Director                           December 23, 1996
-------------------------
Dan F. Smith

/s/ Leland R. Speed        Director                           December 23, 1996
-------------------------
Leland R. Speed

/s/ R. Gerald Turner       Director                           December 23, 1996
-------------------------
R. Gerald Turner

                               Index to Exhibits

  Exhibit No.       Description
  -----------       -----------
     4.1            Amended and Restated Articles of Incorporation of the
                    Company are incorporated by reference to Exhibit 3.1 of the
                    Company's S-1 Registration Statement (file number
                    333-15789).

     4.2            Bylaws of the Company are incorporated by reference to
                    Exhibit 3.2 of the Company's S-1 Registration Statement
                    (file number 333-15789)

     4.3 Rights Agreement dated as of October 30, 1996, by and between the Company and KeyCorp Shareholder Services, Inc.
                    is incorporated by reference to Exhibit 4 of the Company's
                    S-1 Registration Statement (file number 333-15789)

     4.4            ChemFirst Inc. 1995 Long-Term Incentive Plan

     4.5            ChemFirst, Inc. 1988 Long-Term Incentive Plan.

     4.6            ChemFirst, Inc. 1980 Long-Term Incentive Plan.

     4.7 Indentures in the form of that Indenture dated November 14, 1994 have been entered into with regard to all series of Debentures registered under this Registration Statement.

     4.8            Supplemental Indentures in the form of that Supplemental
                    Indenture dated December 23, 1996 were entered into with regard to all series of Debentures registered under this Registration Statement.

     5.1 Opinion of J. Steve Chustz as to legality of securities being registered.

     23.1 Consent of J. Steve Chustz is contained within the opinion of counsel filed as Exhibit 5.1.

     23.2           Consent of KPMG Peat Marwick LLP.

     25.1           Statement of Eligibility of Trustee